SHELBOURNE PROPERTIES I, INC., SHELBOURNE PROPERTIES II, INC. AND
        SHELBOURNE PROPERTIES III, INC. ANNOUNCE ACQUISITION DESIGNED TO
       FACILITATE PROPERTY SALES AND DISTRIBUTIONS TO SHAREHOLDERS AS PART
                            OF PLANS OF LIQUIDATION

      BOSTON, MASSACHUSETTS, January 15, 2002 - Shelbourne Properties I, Inc. (AMEX:HXD), Shelbourne Properties II, Inc. (AMEX:HXE), and Shelbourne Properties III, Inc. (AMEX:HXF) (the "Shelbourne REITs") reported that their respective operating partnerships have through a joint venture acquired a 100% interest in 20 motel properties triple net leased to an affiliate of Accor S.A. The cash purchase price was approximately $2,700,000 and the properties are also subject to approximately $74,220,000 of existing mortgage indebtedness.

      The Accor properties were acquired for the benefit of the holder of the Shelbourne REITs operating partnerships Class A Preferred Units in satisfaction of the liquidation preference and in consideration for the elimination of certain restrictive terms of the Preferred Units which limited the value of properties that could be sold without paying a significant prepayment penalty to the Preferred Unit holder and to satisfy, subject to certain conditions, the liquidation preference payable on the Preferred Units. The acquisition of the Accor properties and the modifications to the terms of the Preferred Units should facilitate the disposition of the other properties of the Shelbourne REITs and the distribution to shareholders of the sales proceeds in accordance with the plans of liquidation of the Shelbourne REITs approved by stockholders in October 2002.

      The holder of the Preferred Units has the right to require the operating partnerships to acquire other properties for its benefit at an aggregate cash cost to the operating partnerships of $2,500,000. In that event the Accor properties would not be held for the benefit of the holder of the Preferred
Units and would be disposed of as part of the liquidation of the Shelbourne
REITs.
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      For additional information, please contact Andy Feinberg at (617) 570-4620 or John Driscoll at (617) 570-4609.

      CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statement in this Press Release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statement of historical facts and that address activities, events or developments that the Shelbourne REITs expect, believe or anticipate will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results of performance financial or otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only of the date hereof. The Shelbourne REITs undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Shelbourne REITs or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in this statement include the failure to sell the motel properties or the Shelbourne REITs other assets in a timely fashion.